LOAN AGREEMENT

Sept 17th, 2018

WHEREAS Emmett Lescroart (the “Lender”) and Petrolia Energy Corporation (the “Borrower”) wish to enter into this loan agreement (the “Loan Agreement”) which provides a loan of US $200,000 at an interest rate of 12%;

AND WHEREAS by September 17th, 2018, Borrower has acquired three percent (3%) undivided working interest in the 3 former Cona Resources Ltd. leases (“Cuthbert Assets”) and is prepared to issue certain securities of Petrolia pursuant to the terms herein;

NOW THEREFORE, in consideration of the increase of the loan upon the terms hereof, the Lender and the Borrower covenant and agree as follows:

Borrower:	Petrolia Energy Corporation

Guarantor(s):	Petrolia Energy Corporation (the “Guarantor” or “Loan Party”).

Lender:	Emmett Lescroart.

Loan:	US $200,000 (“Loan”).

Loan Purpose:	To acquire 3% working interest in the Cuthbert Assets formerly owned by Cona Resources Ltd. in Alberta and Saskatchewan, Canada; and are free and clear of any liens and encumbrances on the Closing Date.

Effective Date:	September 17th, 2018.

Maturity Date:	October 17th, 2019.

Interest Rate:	The Borrower shall pay interest on the total Loan at a rate of 12% per annum.

Warrants:

In addition to the repayment of principal and interest on the Loan, the Borrower shall grant to the Lender an aggregate 250,000 warrants in Petrolia Energy Corporation at an exercise price of USD$0.10 per share expiring on Maturity Date (the “Warrants”).

The terms of the Warrants shall include: (i) typical adjustment provisions to adjust the number of Warrants and the Exercise Price in the event of any share consolidation, recapitalization, reclassification, or similar transaction or reorganization of share capital; and (ii) provisions allowing exercise in the event of any change in control, business combination or other transaction involving the Borrower.

Repayment:	A repayment schedule is attached as Schedule A. Principal and interest shall be remitted on the 17th of each Month commencing October 17th, 2018.

Prepayment:	Prepayment is permitted any time on, or after, 60 days from the date hereof, with no penalty, subject to a written notification period of 10 calendar days. In the event of early payout, the Borrower shall ensure total interest paid to the lender is 12% on US $200,000.

Security:	The Lender holds security (the “Security”) against the Borrower’s 3% Working Interest in the Cuthbert Assets. All Security, as the same may be amended, replaced, restated or supplemented, shall be held by the Lender as continuing security for the present and future indebtedness, liabilities and obligations (whether direct or indirect, absolute or contingent) of the Borrower to the Lender under this Loan Agreement and the Security as the same may be amended, replaced, restated or supplemented.

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Representations and Warranties:	Borrower represents and warrants to the Lender that:

1.	it has been duly incorporated and is in good standing under the legislation governing it, and it has the powers, permits, and licenses required to operate its business or enterprise and to own, manage, and administer its property;

2.	this Loan Agreement constitutes, the Security, and the Warrants and other agreements shall constitute, legal, valid, and binding obligations of itself, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, or similar laws affecting creditors’ rights generally and to the availability of equitable remedies;

3.	it has the right to pledge, charge, mortgage, or lien its assets in accordance with the Security contemplated by this Loan Agreement;

4.	it is presently in good standing under, and shall duly perform and observe, all material terms of all material documents, agreements, and instruments affecting or relating to its petroleum and natural gas assets (collectively, the “PNG Agreements”);

5.	the Borrower is Petrolia Energy Corporation.

6.	it is not involved in any dispute or legal proceedings likely to materially affect its financial position or its capacity to operate its business;

7.	without limiting the generality of clause 4 above with respect to the PNG Agreements, it is not in default under any other contracts to which it is a party or under the applicable legislation and regulations governing the operation of its business or its property, including all material environmental requirements except where such default or non-compliance could not reasonably be expected to have a material adverse effect on the Borrower or its property;

8.	it is not in default under the contracts to which it is a party or under the applicable legislation and regulations governing the operation of its business or its property, including all material environmental requirements, other than arrears in payment of amounts outstanding to suppliers and service providers, which have been disclosed to the Lender;

9.	it has provided to the Lender all material information in the possession of or available to it and relevant to the Lender’s review and assessment of the Loan, Security and the structure of the Loan Parties and, all such information is true, complete and accurate;

10.	it has all the requisite power, authority and capacity to execute and deliver this Loan Agreement and the Security (to which it is a party) and to perform its obligations hereunder and thereunder;

11.	the execution and delivery of this Loan Agreement, the Warrants and the Security (to which it is a party) and the performance of the terms of this Loan Agreement, the Warrants and Security do not violate the provisions of its contacting documents or its by-laws or any law, order, rule or regulation applicable to it and have been validly authorized by it; and

12.	the execution, delivery and performance of the terms of this Loan Agreement, the Warrants and the Security (to which it is a party) shall not constitute a breach of any agreement to which it or its property, assets or undertaking are bound or affected.

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Unless expressly stated to be made as of a specific date, the representations and warranties made in this Loan Agreement shall survive the execution of this Loan Agreement, the Warrants and all Security, and shall be deemed to be repeated as of the date of each drawdown under the Loan subject to modifications made by the Borrower to the Lender in writing and accepted by the Lender. The Lender shall be deemed to have relied upon such representations and warranties at each such time as a condition of making each drawdown under the Loan or continuing to extend the Loan.

Affirmative Covenants:	Each of the Loan Parties covenants and agrees that it shall:

1.	pay all sums of money when due and payable by it to the Lender under this Loan Agreement and the Security;

2.	in the case of the Borrower, carry on business and operate its petroleum and natural gas reserves in accordance with good practices consistent with accepted industry standards and pursuant to applicable agreements, regulations, and laws;

3.	maintain its corporate existence and comply with all applicable laws;

4.	pay, when due, all taxes, assessments, deductions at source, crown royalties, income tax or levies for which the payment is guaranteed by legal privilege, prior claim, or legal hypothec, without subrogation or consolidations;

5.	comply with all regulatory bodies and provisions regarding environmental procedures and controls;

6.	upon reasonable notice, allow the Lender access to its books and records and to visit and inspect its assets and place of business; and

inform the Lender of any event or action which would have a material adverse impact on its operational or financial affairs, including the sale of assets, guarantees, or alterations of type and business.

Events of Default:	The Lender may accelerate the payment of any such outstanding amounts and cancel availability of any undrawn portion of any of the Loan at any time after the occurrence of anyone or more of the following events (each an “Event of Default”):

1.	failure by the Borrower to pay principal. interest and fees when due;

2.	any material representations and warranties made by a Loan Party are incorrect in any material respect;

3.	any breach of applicable law by a Loan Party;

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4.	any breach by a Loan Party of, or failure of a Loan Party to perform, any covenant set forth in this Loan Agreement or any of the Security to which it is a party (other than covenants referred to elsewhere in this Events of Default section) if such breach or failure continues unremedied for more than 30 business days after the Borrower first receives notice from the Lender requiring the applicable Loan Party to remedy such breach or failure;

5.	the bankruptcy or insolvency of a Loan Party, or any action is taken for the winding up, liquidation or any appointment of any person with respect to such bankruptcy or insolvency;

6.	any cross default as a result of a failure in the performance or observance of any material term or condition in respect of any other indebtedness or obligation of a Loan Party under this Loan Agreement or any of the Security to which it is a party or under any other material agreement to which it is a party; or

any event which has happened or is expected to happen which would have a material adverse effect on a Loan Party.

Indemnity:

The Loan Parties jointly and severally indemnify the Lender against any loss, costs, claims, actions, suits, damages, expenses or liabilities of any and every kind which the Lender may sustain or incur, directly or indirectly, as a consequence of the entry into and performance of this Loan Agreement and any of the Security, the use of funds advanced under this Loan Agreement, the consummation of any transaction contemplated by this Loan Agreement, any litigation or claim commenced arising out of the execution, delivery or performance of, or the enforcement of any right under this Loan Agreement or any of the Security, a default by any Loan Party in the payment or performance of any obligations (including any representation or warranty made herein by a Loan Party being incorrect at the time it was made or deemed to have been made), the failure by a Loan Party to comply with any of its covenants in this Loan Agreement or in any of the Security, or the occurrence of any other default or Event of Default, except where such loss, costs, claims, actions, suits, damages, expenses or liabilities arise by reason of the gross negligence or willful misconduct of the Lender. The indemnities in this Loan Agreement shall extend to the agents and assignees of the Lender and. for certainty, those for whom the Lender acts as agent hereunder, and the Loan Parties shall hold the benefit of such indemnities in trust for such indemnified parties to the extent necessary to give effect hereto.

The provisions, undertakings, and indemnifications set out in this Loan Agreement, shall survive the satisfaction and release of the Security and payment and satisfaction of the indebtedness and liability of the Loan Parties to the Lender.

Costs:	Each party shall be responsible for its own legal costs.

General:

Time is of the essence.

The insertion of headings in this Loan Agreement is for convenience of reference only and shall not affect the construction or interpretation of this Loan Agreement. The terms “this Loan Agreement”, “hereof’, “hereunder”, “herein” and similar expressions refer to this Loan Agreement and not to any particular Section or other portion hereof and include any agreement supplemental hereto.

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Words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include the feminine and neuter genders and vice versa, words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations and vice versa and words and terms denoting inclusiveness (such as “include” or “includes” or “including”), whether or not so stated, are not limited by their context or by the words or phrases which precede or succeed them.

Reference herein to any agreement, instrument, license or other document shall be deemed to include reference to such agreement, instrument, license or other document as the same may from time to time be amended, modified, supplemented or restated in accordance with the provisions of this Loan Agreement if and to the extent such provisions are applicable; and reference herein to any enactment shall be deemed to include reference to such enactment as re-enacted, amended or extended from time to time and to any successor enactment.

The Borrower agrees that all information provided by it to the Lender may be disclosed to the Lender’s consultants, advisors and legal counsel.

The Borrower shall do all things and execute all documents reasonably deemed necessary or appropriate by the Lender, for the purposes of giving full force and effect to the terms, conditions, undertakings, and security granted or to be granted hereunder.

It is understood and agreed that the execution, delivery and registration of the Security shall in no way merge or extinguish this Loan Agreement or the terms and conditions hereof, which shall survive and continue in full force and effect. When a contradiction or conflict exists between an express term of any of the Security and an express term of this Loan Agreement, the term of this Loan Agreement shall govern and prevail. For greater certainty a term contained in the Security and not contained in the Loan Agreement and vice versa is not a contradiction or conflict with the other. Notwithstanding the foregoing, if there is any right or remedy of the Lender set out in any of the Security or any part of which is not set out or provided for in this Loan Agreement, such additional right shall not constitute a conflict or inconsistency.

If any amount due to the Lender is not paid when due, then Borrower shall pay interest on such unpaid amount if and to the fullest extent permitted by applicable law but not exceeding 19% per annum, provided such default is cured in 30 days from the date of the default. After the occurrence of an Event of Default, the Lender shall be entitled to charge $250 per hour for recorded time to administer its Loan and in exercising its rights and remedies under this Loan Agreement and the Security.

All interest rates specified are nominal annual rates. The effective annual rate in any case shall vary with payment frequency. All interest payable hereunder bears interest as well after as before maturity, default and judgment with interest on overdue interest at the applicable rate payable herein.

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Notwithstanding any provision herein to the contrary, in no event shall the aggregate “interest” (as defined in section 347 of the Criminal Code (Canada)) payable under this Loan Agreement exceed the maximum effective annual rate of interest on the “credit advanced” (as defined in that section) permitted under that section and, if any payment, collection or demand pursuant to this Loan Agreement in respect of “interest” (as defined in that section) is determined to be contrary to the provisions of that section, such payment, collection or demand shall be deemed to have been made by mutual mistake and the amount of such payment or collection shall be refunded to the Borrower. For purposes of this Loan Agreement, the effective annual rate of interest shall be determined in accordance with generally accepted actuarial practices and principles over the term of the Loan on the basis of annual compounding of the lawfully permitted rate of interest and, in the event of dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Lender shall be prima facie evidence, for the purposes of such determination.

In accordance with prudent lending practices of knowing your client, the Borrower acknowledges that the policies and procedures of the Lender require investigation, verification and recording of information regarding the Borrower, the Guarantors, their directors, officers and shareholders and other persons in control of any Loan Party. Subject to any applicable privacy laws, the Loan Parties agree to promptly provide all information as may be reasonably requested by Emmett Lescroart Capital Partners Corp. and the Lender, including supporting documentation and other evidence, in order to comply with the Lender’s internal policies and anti-money laundering and anti- terrorist legislation. Subject to compliance with any applicable privacy laws, the Loan Parties hereby authorize any personal information agent, financial institution, creditor, tax authority, employer, or any other person including any public entity, having information concerning the Loan Parties or their respective property, more particularly any financial information or information with respect to any undertaking, guarantee, or suretyship given by the Loan Parties, to supply such information to the Lender in order to verify the accuracy of all information furnished or to be furnished from time to time to the Lender and to ensure the solvency of any Loan Party at all times.

Requirements:	The Borrower hereby agrees to provide to the Lender written notice of a change in name or address immediately.

Assignment:	The rights or obligations of the Borrower herein and the amount of the Loan may be transferred or assigned by the Borrower subject to written approval of the Lender, acting reasonably. The Lender may assign all or any part of the Loan, the Security and this Loan Agreement without the consent of the Borrower but shall notify the Borrow within a reasonable time frame of such assignment occurring.

Binding Agreement:	The terms and conditions of this Loan Agreement are binding and legal obligations and shall constitute a commitment on the part of the Borrower and the Lender.

Confidentiality:	This Loan Agreement is delivered to you on the understanding that neither it nor its contents shall be disclosed to any other party except to counsel, accountants, employees and agents of the Borrower who are specifically involved in the transaction.

Lender’s Role:	Nothing contained in this Loan Agreement, the Security or any related documentation shall in any way be deemed to be or be construed as creating the relationship of joint venturer or partner or co-venturer with the Loan Parties. The parties each acknowledge and agree that the relationship between them is solely and exclusively one of borrower and lender.

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Counterparts:	This Loan Agreement may be executed by the parties hereto in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document. Executed copies may be delivered by facsimile transmission or electronic mail transmission and it shall not be necessary to confirm execution by delivery of originally executed documents.

Currency:	All references to amounts in this agreement, unless otherwise described, are in United States Dollars.

Rights and Remedies Cumulative:	The rights, remedies and powers of the Lender under this Loan Agreement and the Security, at law and in equity are cumulative and not alternative and are not in substitution for any other remedies, rights or powers of the Lender, and no delay or omission in exercise of any such right, remedy or power shall exhaust such rights, remedies and powers to be construed as a waiver of any of them.

Waivers and Amendments:	No term, provision or condition of this Loan Agreement or any of the Security, may be waived, varied or amended unless in writing and signed by a duly authorized officer of the Lender.

Governing Law:	This Loan Agreement shall be construed, governed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New Jersey and the laws of the United States of America applicable therein.

Notice:

All notices which mayor are required to be given pursuant to this Loan Agreement shall be in writing and shall be addressed as follows:

If to Borrower:

Petrolia Energy Corporation

710 N Post Oak Road, Suite 522

Houston, Texas USA 77024

Attention: Tariq Chaudhary, CFO

With a copy by email to: tariq.c@petroliaenergy.com

If to the Lender:

Emmett Lescroart

280 Cherry Valley Road

Princeton, New Jersey 08540

USA

With a copy by email to: ejlesc@gmail.com

or such other addresses or emails as the parties may advise by notice in writing. All communications provided for or permitted hereunder shall be in writing, personally delivered to an officer or other responsible employee of the addressee or sent by email set forth above or to such other address or email as the recipient may from time to time designate to the other in such manner. Any communication so personally delivered or sent by email shall be deemed to have been validly and effectively given on the date of such delivery or facsimile, as the case may be.

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Joint and Several Liability:	If more than one person is designated as Guarantor, then each such person shall be jointly and severally liable for all of the indebtedness, liabilities, covenants, representations, warranties and other obligations of the Guarantors set out in this Loan Agreement. If more than one person is designated as a Loan Party, then each such person shall be jointly and severally liable for all of the indebtedness, liabilities, covenants, representations, warranties and other obligations of the Loan Parties set out in this Loan Agreement.

Waiver of Jury Trial:	The Borrower hereby irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Loan Agreement, the Security or any other document or the transactions contemplated hereby or thereby (whether based on contract, tort or any of other theory).

AGREED AND ACCEPTED as of the 17th day of September 2018.

Witness	EMMETT LESCROART Lender

PETROLIA ENERGY CORPORATION
Borrower

Per:
Name:	Zel C. Khan
Title:	CEO & President